Exhibit  99.1

Galectin Therapeutics Announces Conversion of $105.8 Million in Debt to Equity,

Significantly Strengthening Balance Sheet

Chairman Richard E. Uihlein converts outstanding notes under five line of credit facilities into common stock

Transaction eliminates approximately $105.8 million in debt and increases market capitalization

NORCROSS, Ga., August 4, 2026 (GLOBE NEWSWIRE) —- Galectin Therapeutics Inc. (NASDAQ: GALT) ("Galectin" or the "Company"), a clinical-stage biopharmaceutical company developing therapies that target galectin-3 for the treatment of liver fibrosis and portal hypertension associated with MASH cirrhosis, today announced that Richard E. Uihlein, the Company’s Chairman of the Board and largest stockholder, has converted all outstanding principal and accrued interest under five of the Company’s line of credit facilities into shares of the Company’s common stock, effective July 31, 2026.

The conversion eliminated approximately $105.8 million in total debt obligations including the related accrued interest in exchange for the issuance of 34,376,167 shares of common stock to Mr. Uihlein. The conversion covers all outstanding convertible promissory notes issued under the Company’s Line of Credit Letter Agreement dated July 25, 2022, and supplemental facilities dated March 29, 2024, November 14, 2024, March 31, 2025, and July 8, 2025.

“This conversion represents a transformative event for Galectin’s balance sheet and financial position,” said Joel Lewis, Chief Executive Officer of Galectin Therapeutics. “By eliminating over $105 million in debt, we have dramatically improved our capitalization and strengthened our ability to advance our strategy and operations. Mr. Uihlein’s decision to convert his debt to equity reflects his unwavering commitment to the Company and his confidence in our galectin-3 inhibitor platform. I thank Mr. Uihlein once again for his continued support of the Company and our mission to advance belapectin to address a very large unmet medical need for patients with MASH cirrhosis and portal hypertension.”

A sixth facility from the Supplemental Line of Credit Agreement dated December 19, 2025, providing for up to $10 million in additional financing has not been drawn upon and remains available to the Company. No convertible promissory notes have been issued under that facility, and it is unaffected by the conversion.

Transaction Highlights:

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Elimination of approximately $105.8 million in total debt, consisting of $91.0 million in principal and approximately $14.8 million in accrued interest
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Issuance of 34,376,167 shares of common stock to Mr. Uihlein upon conversion

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Conversion covers all notes under five of six credit facilities; the December 2025 facility remains undrawn and available
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Significant strengthening of the Company’s balance sheet
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Demonstrates continued strong support from the Company’s Chairman and largest stockholder

The conversion was effected pursuant to pre-existing conversion rights under convertible promissory notes issued to Mr. Uihlein in connection with the Company’s Line of Credit Letter Agreement dated July 25, 2022, and the Supplemental Line of Credit Agreements dated March 29, 2024, November 14, 2024, March 31, 2025, and July 8, 2025. Each note was converted at its specified conversion price (equal to the closing price of the common stock on the date of the note, subject to a $3.00 per share floor), resulting in a blended average conversion price of approximately $3.07 per share.

Following the conversion, the Company had 100,849,644 shares of common stock outstanding as of July 31, 2026.

The shares were issued in reliance upon the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended. The Company is obligated to register the resale of the shares within 180 days of the conversion date pursuant to the registration rights provisions in the line of credit agreements.

About Galectin Therapeutics

Galectin Therapeutics is dedicated to developing novel therapies to improve the lives of patients with chronic liver disease and cancer. Galectin’s lead drug belapectin is a carbohydrate-based drug that inhibits the galectin-3 protein, which is directly involved in multiple inflammatory, fibrotic, and malignant diseases, for which belapectin has Fast Track designation by the U.S. Food and Drug Administration. The lead development program is in metabolic dysfunction-associated steatohepatitis (MASH) with cirrhosis and portal hypertension, the most advanced form of MASH-related fibrosis. Liver cirrhosis is one of the most pressing medical needs and a significant drug development opportunity. Additional development programs are in treatment of combination immunotherapy for advanced head and neck cancers and other malignancies. Advancement of these additional clinical programs is largely dependent on finding a suitable partner. Galectin seeks to leverage extensive scientific and development expertise as well as established relationships with external sources to achieve cost-effective and efficient development. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect”, “look forward”, “believe”, “hope” and others. They are based on management’s current expectations and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the statements. These statements include those regarding the anticipated benefits from the debt conversion, the Company’s plans to register the resale of shares issued upon conversion, and the Company’s ability to advance its clinical programs. Factors that could cause actual performance to differ materially from those discussed in the forward-looking statements include, among others, that Galectin may not be successful in developing effective treatments and/or obtaining the requisite approvals for the use of belapectin or any of its other drugs in development; the Company may not be successful in scaling up manufacturing and meeting requirements related to chemistry, manufacturing and control matters; the Company’s current clinical trial and any future clinical studies may not produce positive results in a timely fashion, if at all, and could require larger and longer trials, which would be time consuming and costly; plans regarding development, approval and marketing of any of Galectin’s drugs are subject to change at any time based on the changing needs of the Company as determined by management and regulatory agencies; regardless of the results of any of its development programs, Galectin may be unsuccessful in developing partnerships with other companies or raising additional capital that would allow it to further develop and/or fund any studies or trials. Galectin has incurred operating losses since inception, and its ability to successfully develop and market drugs may be impacted by its ability to manage costs and finance continuing operations. For a discussion of additional factors impacting Galectin’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, and subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause its views to change, management disclaims any obligation to update forward-looking statements.

Company Contact:

Galectin Therapeutics Inc.

Jack Callicutt, Chief Financial Officer

(678) 620-3186

ir@galectintherapeutics.com

Investors Relations Contact:

Kevin Gardner

kgardner@lifesciadvisors.com

Galectin Therapeutics and its associated logo is a registered trademark of Galectin Therapeutics Inc. Belapectin is the USAN assigned name for Galectin Therapeutics’ galectin-3 inhibitor belapectin.